Exhibit 8


                    [Lindquist & Vennum P.L.L.P. Letterhead]


Minnesota Corn Processors, Inc.
Minnesota Corn Processors, LLC
901 North Highway 59
Marshall, MN 56258-2744


Ladies and Gentlemen:

We have acted as special counsel to Minnesota Corn Processors, Inc. in connection with certain aspects of its proposed conversion from a Minnesota cooperative association to a Colorado limited liability company to be known as Minnesota Corn Processors, LLC. Our representation has been a joint representation with Dorsey & Whitney, LLP, in which we have had primary responsibility for tax law and securities law matters in effecting the proposed conversion. As such, we have participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended,
of a Form S-4 Registration Statement dated      and amended      relating to the
proposed conversion (the "Registration Statement").


You have requested our opinion as to matters of federal tax law that are described in the Registration Statement. We are assuming that the conversion will be consummated as described in the Registration Statement and we have examined the Registration Statement and such other documents as we have deemed necessary to render our opinion expressed below.

Based on the foregoing, it is our opinion that the conversion of Minnesota Corn Processors into the Colorado limited liability company will be a taxable liquidation with the following federal income tax consequences:

     * Minnesota Corn Processors will recognize gain or loss as if it had sold its assets to the members for a price equal to their fair market values,

     * each member of Minnesota Corn Processors will recognize gain or loss measured by the difference between the adjusted basis of the member's old cooperative units and the fair market value of the deemed liquidating distribution received by the member, and

     * each member may apply customary discounts for lack of marketability and lack of control in determining the fair market value of the liquidating distribution.

With respect to the formation of the Colorado limited liability company, it is our opinion that, in general, neither gain nor loss will be recognized to either the Colorado limited liability company nor to the members on the deemed contribution to the Colorado limited liability company of the assets that were deemed to have been received by the members in the liquidating distribution.

In addition, all statements as to matters of law and legal conclusions contained in the Registration Statement under the heading "Federal Income Tax Considerations," reflect our opinion unless otherwise noted. The discussion in the Registration Statement under the heading "Federal Income Tax Consequences of Post-Conversion Unit Ownership" is a general description of the material federal income tax consequences that will arise from the ownership and disposition of units insofar as it relates to matters of law and legal conclusions, which addresses all material federal income tax consequences to prospective unit holders of the ownership and disposition of units.

We emphasize that our opinion extends only to matters of law. Nevertheless, the tax consequences to Minnesota Corn Processors and its members are highly dependent on matters of fact that are not addressed in its opinion. In particular, the tax consequences will depend on the accuracy of the appraisal of the fair market value of Minnesota Corn Processors' assets and the amount of the discount applied in valuing the liquidating distribution received by the members. Both are matters of fact that are not addressed in the opinion of Special Counsel.

We also direct your attention to the discussion in the Registration Statement of various positions that might be successfully asserted by the Internal Revenue Service to impose taxes on Minnesota Corn Processors where none are currently anticipated. These include challenges to the accuracy of the appraisal and the apportionment of values to specific assets, which are factual issues, and the character


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and sourcing of the resulting income and gain and the legal characterization of the conversion itself. We also note that the recommendation by management and the Board of Directors of Minnesota Corn Processors that the members approve the conversion is essentially a business decision that is based in part on an evaluation and balancing of the tax risks involved in maintaining the status quo and the tax risks involved in the conversion and other alternatives considered by them.

With limited exceptions, the discussion of taxation of members on the conversion and the consequences to unit holders arising from ownership and disposition of units in the Colorado limited liability company relate to individual citizens and residents of the United States and has limited applicability to corporations, trusts, estates or nonresident aliens.


An opinion of legal counsel represents an expression of legal counsel's professional judgment regarding the subject matter of the opinion. It is neither a guarantee of the indicated result nor is an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. Neither this opinion nor the Appraisal Opinion is in any way binding on the Internal Revenue Service or on any court of law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.

Sincerely,



Lindquist & Vennum P.L.L.P.